IVY FUND

                  ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT

                             Ivy International Fund
                                 Class I Shares

     AGREEMENT made as of the 23rd day of March, 1993, by and between Ivy Fund (the "Trust") and Mackenzie Investment Management Inc. ("MIMI").

                  WHEREAS,   the  Trust  is  an  open-end   investment  company,
organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

                  WHEREAS, a separate class of shares of the Trust is offered to investors with respect to each investment portfolio;

                  WHEREAS, the Trust has adopted a Master Administrative Services Agreement ("Master Services Agreement") dated September 1, 1992, pursuant to which the Trust has appointed MIMI to provide the administrative services specified in that Master Services Agreement; and

                  WHEREAS, Ivy International Fund (the "Fund") is a separate investment portfolio of the Trust.

                  NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

                   1. As provided for in the Master Services Agreement, the Trust hereby adopts the Master Services Agreement with respect to Class I of the Fund, and MIMI hereby acknowledges that the Master Services Agreement shall pertain to Class I of the Fund, the terms and conditions of such Master Services Agreement being incorporated herein by reference.

                   2. The term "Fund" as used in the Master Services Agreement shall, for purposes of this Supplement, pertain to Class I of the Fund.

                   3. As provided in the Master Services Agreement and subject to further conditions as set forth therein, Class I of the Fund shall pay MIMI a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund attributable to Class I during the preceding month at the annual rate of 0.01%.

                   4. This Supplement and the Master Services Agreement (together, the "Agreement") shall become effective with respect to Class I of the Fund as of the date specified above and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect for a period of two years from that date. Thereafter, the Agreement shall continue in effect with respect to Class I of the Fund from year to year, provided such continuance with respect to Class I of the Fund is approved at least annually by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees. This Agreement may be terminated with respect to Class I of the Fund at any time, without payment of any penalty, by MIMI upon at least sixty (60) days' prior written notice to the Fund, or by the Fund upon at least sixty (60) days' written notice to MIMI; provided, that in case of termination by the Fund, such action shall have been authorized by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees.

                             IVY FUND, on behalf of
                             Ivy International Fund


                             By:      /S/ C. WILLIAM FERRIS
                                      TITLE: Secretary

                             MACKENZIE INVESTMENT MANAGEMENT INC.


                             By:      /S/ C. WILLIAM FERRIS
                                      TITLE: Secretary